J.P. Morgan Diversified Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified.

The meeting was held for the following purposes:

     1. To elect a slate of five trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.

     2a. To approve the amendment of the fund's investment restriction relating to diversification of assets.

     2b. To approve the amendment of the fund's investment restriction relating to concentration of assets in a particular industry.

     2c. To approve the amendment of the fund's investment restriction relating to the issuance of senior securities.

     2d. To standardize the borrowing ability of the fund to the extent permitted by applicable law.

     2e. To approve the amendment of the fund's investment restriction relating to underwriting.

     2f. To approve the amendment of the fund's investment restriction relating to investment in real estate.

     2g. To approve the amendment of the fund's investment restriction relating to commodities.

     2h.To approve the amendment of the fund's investment restriction relating to lending.

     2i. To approve the reclassification of the fund's other fundamental restrictions as nonfundamental.

     3. To approve the reclassification of the fund's investment objective from fundamental to nonfundamental.

     4. To approve a new investment advisory agreement of the fund.

     5. To amend the Declaration of trust to provide dollar-based voting rights.

     6.    To    ratify    the    selection    of    independent    accountants,
PricewaterhouseCoopers LLP.

The results of the proxy solicitation on the above matters were as follows:

Directors/Matter                                              Votes for         Votes against    Abstentions

1. Frederick S. Addy                                          2,692,335,831     18,884,648       --
          William G. Burns                                    2,692,395,937     18,824,542       --
          Arthur C. Eschenlauer                               2,691,798,990     19,421,489       --
          Matthew Healey                                      2,692,393,425     18,827,054       --
          Michael P. Mallardi                                 2,692,488,290     18,732,189       --
2. Amending of Investment Restrictions:
          a.  Relating to diversification of assets           10,749,363        226,098          89,666
          b.  Relating to concentration of assets             10,748,667        226,639          89,821
          c.  Relating to issuance of senior securities       10,749,363        226,098          89,666
          d.  Relating to borrowing                           10,749,363        225,943          89,281
          e.  Relating to underwriting                        10,749,363        225,943          89,821
          f.  Relating to investment in real estate           10,747,490        227,971          89,666
          g.  Relating to commodities                         10,749,363        226,098          89,666
          h.  Relating to lending                             10,749,363        225,943          89,821             i.
Reclassification of other restrictions
               as nonfundamental                              10,656,829        318,477          89,821
3. Reclassification of investment objectives                  10,593,409        318,703          153,016
4. Investment advisory agreement                              11,071,973        229,145          154,486
5. Dollar-based voting rights                                 2,645,059,081     16,807,551       47,376,755
6. Independent accountants,
   PricewaterhouseCoopers LLP                                 2,682,031,391     4,303,418        24,885,671